SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                        1
                                   ------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 Metro Airlines
                                 --------------
                                (Name of Issuer)

                          Common Stock $0.10 Par Value
                          ----------------------------
                         (Title of Class of Securities)

                                   591905 20 3
                                   -----------
                                 (CUSIP Number)






                        (Continued on following page(s))

                                Page 1 of 5 Pages

------------------------------------------------------------------------
  1.     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Troster Singer Division of Spear, Leeds & Kellogg
         13-5515160
------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  |_|
                                                             (b)  |_|
------------------------------------------------------------------------

  3.     SEC USE ONLY
-----------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
-----------------------------------------------------------------------
                           5.    SOLE VOTING POWER
  NUMBER OF                         469,191
   SHARES
---------------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
 OWNED BY
   EACH
---------------------------------------------------------
  REPORTING                7.    SOLE DISPOSITIVE POWER
   PERSON                           469,191
   WITH
---------------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
------------------------------------------------------------------------
 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        469,191
------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                          |_|
------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        5.7%
------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
        BD
------------------------------------------------------------------------

Item 1.
         Item 1(a):  Name of Issuer:
                           Metro Airlines

         Item 1(b):  Address of Issuer's Principal Executive Offices:
                           One Metro Centre
                           1700 W 20th St
                           PO Box 612626
                           Dallas/Fort Worth Airport, Texas 75261-2626
Item 2.
         Item 2(a):  Name of Person Filing:
                         Troster Singer-Division of Spear, Leeds & Kellogg

         Item 2(b):  Address of Principal Business Office or, if None,
                     Residence:
                         10 Exchange Place
                         Jersey City, NJ 07302
         Item 2(c):  Citizenship:
                     Limited Partnership organized under the laws of the State of New York

         Item 2(d):  Title of Class of Securities:
                         Common Stock $0.10

         Item 2(e):  CUSIP Number:
                           591905 20 3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a) |_|  Broker or dealer registered under Section 15 of the Act,



Item 4.           Ownership:
                  (a)      Amount Beneficially Owned:
                           469,191

                  (b)      Percent of Class:
                           5.7%

                  (c)      Number of shares as to which such person has:
                           (i) Sole power to vote or to direct the vote:
                               469,191

                          (ii) Shared power to vote or direct the vote:


                         (iii) Sole power to dispose or direct the disposition
                               of:
                               469,191

                          (iv) Shared power to dispose or to direct the
                               disposition of:


Item 5.  Ownership of Five Percent or Less of a Class.
         Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
         Not applicable.

Item 8.  Identification and Classification of Members of the Group.
         Not applicable.

Item 9.  Notice of Dissolution of Group:
         Not applicable.

Item 10. Certification.
         By signing below, I certify, that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 11, 1997
                                                 -------------------------------
                                                 Date


                                                 TROSTER SINGER-DIVISION OF
                                                 SPEAR, LEEDS & KELLOGG


                                                 /s/ Carl H. Hewitt
                                                 -------------------------------
                                                 Signature


                                                 Carl H. Hewitt, General Counsel
                                                 -------------------------------
                                                 Name/Title